Exhibit 10.1
2010 Annual Base Salaries

Executive Officer	Prior Base Salary	2010 Base Salary
Douglas C. Bryant President and Chief Executive Officer	$450,000	$468,000
John M. Radak Chief Financial Officer	$290,270	$300,429
Robert J. Bujarski Senior Vice President, Business Development and General Counsel	$288,000	$302,400
Scot M. McLeod Senior Vice President, Operations	$258,440	$268,778
Timothy T. Stenzel Chief Scientific Officer	$285,000	$290,700
John D. Tamerius Senior Vice President, Clinical and Regulatory Affairs	$263,000	$273,520